SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934

Filed by the Registrant                          [x]
Filed by a Party other than the Registrant       [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.1a-11(c)
       or Section 240.1a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             E-SYSTEMS, INC.
            -------------------------------------------------
            (Name of Registrant as Specified In Its Charter)

                             E-SYSTEMS, INC.
            -------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

            (Name of Person(s) Filing Proxy Statement if other than
                  the Registrant)

Payment of Filing Fee (check the appropriate box):

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      14a-6(i)(2) or Item 22(a)(2) of Schedule 14A

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      Act Rule 14a-6(i)(3)

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11.
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      3)   Per unit price or other underlying value of transaction
           computed pursuant to Exchange Act Rule 0-11; (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)   Proposed maximum aggregate value of transaction:


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[ ]   Check box if any part of the fee is offset as provided by
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
               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of E-Systems, Inc. will be held at its Corporate Offices, 6250 LBJ Freeway, Dallas, Texas, on Wednesday, April 26, 1995 at 10:00 a.m., Dallas time, for the following purposes:

     (1) To elect three directors, each to hold office for a term of three years.

     (2)   To consider and vote upon the proposed 1995 Directors'
           Stock Option Plan.

    	(3)  	To transact such other business as may properly come before
           the meeting or any adjournment thereof.

     Only holders of E-Systems, Inc. Common Stock of record at the close of business on March 3, 1995 are entitled to notice of and to vote at the meeting.


                               By Order of the Board of Directors,


                               Michael C. Eberhardt
                               Secretary


Dallas, Texas
March 24, 1995

P. O. Box 660248      Dallas, Texas  75266-0248     Phone (214)661-1000

                          E-SYSTEMS, INC.

                         PROXY STATEMENT
                               FOR
                  ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held April 26, 1995

     This Proxy Statement and the accompanying form of proxy are first being mailed on or about March 24, 1995 to stockholders of E-Systems, Inc. (the "Company") to solicit proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held April 26, 1995. The accompanying proxy is being solicited on behalf of the Board of Directors of the Company.

     Proxies in the accompanying form which are properly executed and returned will be voted at the meeting and any adjournments thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows: (a) FOR the election as directors the three persons named under "Election of Directors-- Nominees for Directors"; (b) FOR the approval of the 1995 Directors' Stock Option Plan; and (c) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

                  RECORD DATE AND VOTING SECURITIES

     The record date for stockholders entitled to vote at the meeting is the close of business on March 3, 1995, at which time the Company had issued and outstanding 34,129,500 shares of $1.00 par value Common Stock ("Common Stock").

                         QUORUM AND VOTING

     A majority of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes withheld will be excluded entirely from the vote and will have no effect. With regard to the approval of the 1995 Directors' Stock Option Plan, abstentions will be counted as present for purposes of determining quorum and will be treated as a vote against the proposal. A broker non-vote will have no effect on the outcome of the election of directors or the proposal to approve the 1995 Directors' Stock Option Plan. A holder of Common Stock shall be entitled to one vote for each share held on all matters coming before the Annual Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of the holders of a plurality of the shares represented and entitled to vote at the meeting. The Board of Directors recommends that the stockholders vote FOR each of the three nominees set forth under "Election of Directors--Nominees for Directors".

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required to adopt the 1995 Directors' Stock Option Plan. The Board of Directors recommends that the stockholders vote FOR the adoption of the 1995 Directors' Stock Option Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	The following table sets forth persons known to the Company to own beneficially 5% or more of the total outstanding Common Stock as of the record date.

Name and Address      Title of   Amount and Nature of    Percent of
of Beneficial Owner     Class    Beneficial Ownership      Class of
------------------ -----------  -----------------       -----------
E-Systems, Inc.
 Employee Stock
Ownership Trust and
Employees'            Common
 Retirement Trusts(1) Stock      5,829,181 Shares        17.07%
P.O. Box 660248
Dallas, Texas   75266-0248

-----------------------------

     (1) Under the terms of the Company's Employee Stock Ownership Plan (the "ESOP") shares of the Company's Common Stock owned by the Company's Employee Stock Ownership Trust (the "ESOT") are, until allocated to accounts of participating employees, voted by the trustees of the ESOT as directed by a committee of employees (the "Committee") appointed by the Board of Directors. The shares of the Company's Common Stock held by the ESOT and allocated to accounts of participating employees are required to be voted by the trustees in accordance with the instructions of such employees. If no such instructions are received, the allocated shares are to be voted as the Committee in its discretion may direct. The Company has been advised by the members of the Committee that they will instruct the trustees of the ESOT to vote all of the shares of Common Stock which they are entitled to vote for the election as directors the persons named under "Election of Directors -- Nominees for Directors" and for the approval of the 1995 Directors' Stock Option Plan. There were were 4,354,589 shares held by the ESOT as of the record date.

          Shares of the Company's Common Stock held by the Employees' Retirement Trusts (the "Retirement Trusts") are voted as the trustees of such trusts in their discretion shall determine.
The trustees are appointed by the Board of Directors of the Company and may be removed by the Board of Directors at any time without cause. The trustees of the Retirement Trusts are Michael C. Eberhardt, Art E. Hobbs and James W. Pope all of whom are Vice Presidents of the Company. The Company has been advised by the trustees that the Retirement Trusts will vote all shares of Common Stock held by the Retirement Trusts for the election as directors the persons named under "Election of Directors -- Nominees for Directors" and for the approval of the 1995 Directors' Stock Option Plan. There were 1,474,592 shares held by the Retirement Trusts as of the record date.

                   SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates the Common Stock of the Company beneficially owned as of February 3, 1995 by each Director, each nominee for Director, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                 Amount and Nature of      Percent
     Name of Beneficial Owner    Beneficial Ownership    of Class(1)
     ------------------------    --------------------    -----------
     James A. Bitonti                   1,000                  *
     E. F. Buehring                    10,000                  *
     Brian D. Cullen                   23,044(2)               *
     James W. Crowley                  65,593(3)               *
     Charles A. Gabriel                   500                  *
     C. Roland Haden                      -0-
     Terry W. Heil                     61,895(4)               *
     Martin R. Hoffmann                 1,500                  *
     E. Gene Keiffer                   70,256(5)               *
     S. Lee Kling                      17,000                  *
     A. Lowell Lawson                 111,430(6)               *
     Peter A. Marino                   19,185(7)               *
     Francine I. Neff                     800                  *
     David R. Tacke                    24,366                  *
     All Executive Officers
       and Directors as a Group
           (20 persons)               573,289(8)              1.65%

----------------------

*   Ownership of less than 1% of the outstanding Common Stock.

     (1) Percent was determined using an aggregate of 34,410,649 shares of Common Stock to be outstanding, which includes shares subject to options which are exercisable within 60 days.

     (2) Includes 10,834 shares covered by options exercisable within 60 days and 941 shares allocated to Mr. Cullen's ESOP account.

     (3) Includes 49,834 shares covered by options exercisable within 60 days and 7,326 shares allocated to Mr. Crowley's ESOP account.

     (4) Includes 55,334 shares covered by options exercisable within 60 days and 761 shares allocated in Dr. Heil's ESOP account.

     (5) Includes 30,000 shares covered by options exercisable within 60 days and 79 shares allocated to Mr. Keiffer's ESOP account.

     (6) Includes 63,334 shares covered by options exercisable within 60 days and 6,046 shares allocated in Mr. Lawson's ESOP account.

     (7) Includes 13,333 shares covered by options exercisable within 60 days and 351 shares allocated in Mr. Marino's ESOP account.

     (8) Of the shares of Common Stock indicated as beneficially owned by the officers and directors as a group, 322,138 shares represent the aggregate number of shares the group has the right to acquire beneficial ownership within sixty days; and 29,518 shares represent the shares allocated to their individual ESOP accounts.

                           ELECTION OF DIRECTORS

General

     The Certificate of Incorporation provides that the term of each director elected at the Annual Meeting of Stockholders is three years. At present the Company's Board of Directors consists of ten directors, of whom three have terms of office expiring in 1995, three have terms of office expiring in 1996 and four have terms of office expiring in 1997.

Nominees for Directors

     The following are nominees for election as directors of the Company for a term of office expiring at the Annual Meeting of Stockholders in 1998 or until their respective successors shall have been elected and qualified. Should any nominee become unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board of Directors, each of the nominees intends to serve the entire term for which election is sought.

Nominees for Election for a Three-Year Term Ending in 1998

James A. Bitonti, age 64, has been a director since 1988.  Mr.
Bitonti is Chairman and Chief Executive Officer of BITCO
International, Inc., a start-up company with offices in Poughkeepsie, New York and Fairfax, Virginia. He is also Chief Executive Officer and President of TCOM, L.P., a company specializing in electronic security technology. Until his retirement in July 1987, Mr. Bitonti had been employed in various executive capacities with International Business Machines Corporation. Mr. Bitonti is a director of Crompton & Knowles Corporation, a specialty chemical company. Mr. Bitonti was elected to the Board of Directors of the Company in December 1988 to fill an existing vacancy on the Board. He is a member of the Audit Committee and a member of the Compensation and Benefits Committee of the Board of Directors.

S. Lee Kling, age 66, has been a director since 1978. Mr. Kling is Chairman of the Board of Kling Rechter & Co., a merchant banking company. He served as Chairman of the Board of Landmark Bancshares Corp., a bank holding company located in St. Louis, Missouri from 1974 through December 1991, when the company merged with Magna Group, Inc.
He served additionally as the company's Chief Executive Officer from 1974 through October 1990. He is a director of Bernard Chaus, Inc., a women's apparel manufacturer; Top Air Manufacturing Company, a manufacturer of spraying equipment for the agricultural industry; Falcon Products, Inc., a furniture manufacturer; Hanover Direct, Inc., mail order merchandiser; Lewis Galoob Toys, Inc.; National Beverage Company, a manufacturer and distributor of cola and multi-branded soft drinks, and Magna Group, Inc., a bank holding company. He is a member of the Audit Committee and Chairman of the Compensation and Benefits Committee of the Board of Directors.

David R. Tacke, age 72, has been a director since 1969. Mr. Tacke is a rancher and investor. He served the Company as Chairman of the Board of Directors from April 22, 1987 until his retirement in April 1989. He also held the position of Chief Executive Officer of the Company from April 1987 until April 1989. Mr. Tacke served as President and Chief Operating Officer of the Company from November 1983 to April 1987; Executive Vice President from July 27, 1983 until November 1983; Senior Vice President-Electronics Systems Group from April 1977 until July 1983; and Vice President and General Manager of the Garland Division from April 14, 1969 to May 1977. He was first elected to the Board of Directors on April 25, 1969 to fill a vacancy created by the resignation of a predecessor. Mr. Tacke is a member of the Executive Committee of the Board of Directors.

Directors Continuing in Office Until the 1996 Annual Meeting of
Stockholders

E. F. Buehring, age 79, has been a director since 1965. Mr. Buehring was Vice Chairman of the Board of Directors from 1969 until his retirement in 1973, and was President and Chief Executive Officer of the Company from its beginning in 1965 until 1969. He began his aerospace career with North American Aviation Company in 1942, and later joined Texas Engineering and Manufacturing Company (TEMCO), an E-Systems predecessor company, where he served in various positions of increasing responsibility. Mr. Buehring is a former director and past president of the National Aerospace Services Association. Over the years, he has been actively involved in various community service organizations in Greenville, Texas, where he and his wife reside.

Charles A. Gabriel, age 67, has been a director since 1990. General Gabriel joined the Board on March 28, 1990 to fill a vacancy created by the death of John W. Dixon. Following General Gabriel's retirement as Chief of Staff of the United States Air Force in June 1986, until March 1990 he served as Executive Vice President, and subsequently, Vice Chairman, of Hicks & Associates, a management consulting firm located in McLean, Virginia. Before becoming U.S. Air Force
Chief of Staff, he served as Commander in Chief of U.S. Air Forces in Europe and Commander of Allied Air Forces, Central Europe.
General Gabriel served as Chairman of the Board of Flight
International Group, Inc., an aviation services fixed base operator from September 1, 1991 to September 4, 1992. He is a director of CORE Software Technology, GEC-Marconi Electronic Systems, Inc. and Greenwich Air Services, Inc., a company that repairs, refurbishes and overhauls gas turbine engines. General Gabriel is a member of the Audit Committee of the Board of Directors.

A. Lowell Lawson, age 57, has been a director since 1983. Mr. Lawson is Chairman of the Board and Chief Executive Officer of the Company. He has held the position of Chief Executive Officer since January 27, 1994 and was elected Chairman of the Board of Directors on August 24, 1994. Mr. Lawson is also President of the Company and has held that position since April 25, 1989. Prior to that, Mr. Lawson was Executive Vice President since April 1987 and had served in various senior executive positions for more than five years. Mr. Lawson was first elected to the Board of Directors on November 1, 1983 to fill a vacancy created by the retirement of a predecessor. He is Chairman of the Executive Committee of the Board of Directors.

Directors Continuing in Office Until the 1997 Annual Meeting of
Shareholders

C. Roland Haden, age 54, has been a director since 1994. Dr. Haden is Vice Chancellor and Dean of Engineering, Texas A&M University, College Station, Texas. He has held that position since 1993. From 1991 to 1993, he was Vice Chancellor for Academic Affairs and Provost, Louisiana State University, Baton Rouge, Louisiana. Prior to that time he was Professor and Dean of Engineering and Applied Sciences from 1989 to 1991; Provost, ASU West Campus, from 1988 to 1989; Vice President for Academic Affairs from 1987 to 1988 and from 1978 to 1987, Professor and Dean of Engineering and Applied Sciences, Arizona
State University, Tempe, Arizona. He is a fellow of the Institute of Electrical and Electronic Engineers and the American Society for Engineering Education. He is a director of Inter-Tel, Inc., which manufactures, sells and installs digital phone systems and Wave Phone, Inc., which manufactures and sells digital telecommunications equipment. Dr. Haden was elected a member of the Board on April 27, 1994 to fill a vacancy created by the death of Dr. LeVan Griffis.

Martin R. Hoffmann, age 63, has been a director since 1987. Mr. Hoffmann, Attorney-at-Law, is a Senior Visiting Fellow, Center for Technology, Policy and Industrial Development, Massachusetts
Institute of Technology, Cambridge, Massachusetts. From May 1989 until April 1993, Mr. Hoffmann served as Vice President, General Counsel and Secretary of Digital Equipment Corporation, Maynard, Massachusetts, a manufacturer and marketer of computer systems.
Prior to that time he was a partner in the law firm of Gardner, Carton and Douglas of Washington, D.C. for more than ten years. Mr. Hoffmann has held various executive positions with the Federal Government, including that of Secretary of the Army from August 1975 to February 1977 and General Counsel to the Department of Defense from March 1974 to August 1975. He is a member of the Board of Advisors of Lincoln Laboratories, Boston, Massachusetts and a director of Sea-Change Technology, Inc. and VISystems, Inc., both of which are computer software companies. Mr. Hoffmann was first elected to the Board of Directors in April 1987 to fill a newly created directorship.

E. Gene Keiffer, age 65, has been a director since 1983.  Mr.
Keiffer served the Company as Chairman of the Board of Directors from April 1989 until his retirement in August 1994. He also held the position of Chief Executive Officer of the Company from April 25, 1989 until January 26, 1994. Mr. Keiffer served as President of the Company from April 22, 1987 to April 1989; Senior Vice President-Electronic Systems Group from November 1983 to April 1987; as Vice President and General Manager of the Garland Division from September 1975 to November 1983. He was first elected to the Board of Directors on November 1, 1993 to fill a vacancy created by the retirement of a predecessor. Mr. Keiffer is a member of the Executive Committee of the Board of Directors.

Francine I. Neff, age 69, has been a director since 1978. Mrs. Neff is Vice President of NETS, Inc., Albuquerque, New Mexico, a privately held investment company, a position she has held for at least the past five years. She was a Vice President of Rio Grande Valley Bank of Albuquerque, New Mexico from September 1977 until December 1981. Mrs. Neff is a former Treasurer of the United States and was the National Director, United States Savings Bond Division, United States Treasury. Mrs. Neff is also a director of Hershey Foods Corporation, D. R. Horton, Inc., homebuilders, and Louisiana-Pacific Corporation, which produces timber and timber-related products. She is a member of the Audit Committee and was recently elected Chairman of the Committee. She is also a member of the Compensation and Benefits Committee of the Board of Directors.


Meetings of the Board of Directors and Committees

     The Board of Directors met eleven times during 1994. The Board of Directors has a standing Audit Committee and a Compensation and Benefits Committee, but does not have a Nominating Committee. Among its functions, the Audit Committee recommends to the Board the appointments of the firm elected to be independent certified public accountants for the Company; reviews with the independent certified public accountants the Company's annual audit, annual financial statements and the independent certified public accountants' letter to management on internal controls and other matters; reviews the adequacy of the Company's internal controls, accounting systems and the impact of proposed accounting policies; and reviews the Company's credit and financial arrangements. Messrs. Gabriel, Bitonti, Kling and Mrs. Neff are members of the Audit Committee.
The Audit Committee met three times during 1994.

     The Compensation and Benefits Committee recommends to the Board of Directors the salaries for all Company officers, and approves and sets the salaries for all employees whose annual salary exceeds $125,000. The Committee determines and authorizes the annual incentive compensation for officers and other employees. The
Committee also grants stock options and restricted stock awards to certain key employees under the Company's Stock Option Plans. Mrs.
Neff and Messrs. Kling and Bitonti are members of the Compensation and Benefits Committee. The Committee met four times and acted by unanimous written consent twelve times during 1994.

                         EXECUTIVE COMPENSATION

	The following table shows cash compensation of the Chief Executive Officer, the retired Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named
Executive Officers") whose cash compensation exceeds $100,000, for the fiscal years 1994, 1993 and 1992.

                            Summary Compensation Table
                                                      Long Term Compensation
                                                              Awards
                                                --------------------------------
                  Annual Compensation                      Securities
						      ----------------------------------              Under-      All
                                        Other    Restricted  lying     Other
Name and                                Annual     Stock     options   Compen-
Principal     Fiscal  Salary  Bonus  Compensa-   Awards     SAR's      sation
Position      Year     ($)    ($)(1)  tion(2)    ($)(3)     (#)(4)     ($)(5)
--------      ------  ------ ------- ---------  ---------  ---------  --------
A. Lowell
Lawson        	1994 	477,738  425,000	   0   	386,250(7) 	40,000/0(7)  	4,625
Chairman of
the Board,    	1993 	409,461 	345,000   	0    	84,500    	25,000/0     	5,938
Chief Executive
 Officer	      1992 	381,539 	345,000   	0         	0           	0     	5,598
and President

E. Gene
 Keiffer      	1994 	383,385       	0 	39,990      	0          	 0    	46,596
Retired
 Chairman of  	1993 	559,230 	440,000    	0   126,750     40,000/0      8,108
the Board and
 Chief        	1992 	519,134  440,000    	0        	0           	0     	7,366
Executive Officer

Brian D.
 Cullen(6)    	1994 	242,629 	175,000    	0        	0           	0     	3,641
Senior Vice
 President    	1993 	205,000 	140,000    	0   	63,375    	10,000/0     	4,619

              	1992 	202,919 	165,000    	0        	0           	0     	4,531

Terry W.
 Heil(6)      	1994 	304,980 	240,000    	0        	0           	0     	3,946
Senior Vice
 President    	1993 	291,653 	225,000    	0    	63,375   	10,000/0     	5,588

              	1992 	287,135 	225,000    	0         	0          	0     	5,345

Peter A.
 Marino(6)    	1994 	294,980 	225,000    	0    	84,375          	0     	3,674
Senior Vice
 President    	1993 	281,653 	175,000    	0    	63,375   	10,000/0     	5,347

              	1992 	280,288 	165,000 	60,031       	0          	0     	5,135

James W.
 Crowley      	1994 	286,653 	190,000    	0         	0          	0     	4,705
Vice President,
 General      	1993 	276,654 	180,000    	0    	42,250   	10,000/0     	5,907
Counsel and
 Secretary	    1992	 270,842 	175,000    	0         	0          	0     	6,243

____________________

(1)	The Company, in keeping with its compensation practices, uses the term "incentive compensation" rather than "bonus".

(2)	Other Annual Compensation for Mr. Marino includes relocation and moving expenses for the year ended December 31, 1992 and for Mr.
Keiffer for the year ended December 31, 1994, $25,272 for income tax preparation expense. Perquisites and other personal benefits, securities or property, totaling less than $50,000 or 10% of total annual salary and bonus reported are not included.

(3)	Dividends are paid on restricted stock awards at the same time and at the same rate as paid to all stockholders. On December 30, 1994, Mr. Keiffer held no restricted shares; Mr. Lawson held
17,400 restricted shares having a then current value of $706,875;
Dr. Heil held 5,800 restricted shares having a then current value of $235,625; Mr. Marino held 5,500 restricted shares having a then current value of $223,437.50; Mr. Cullen held 5,850 restricted shares having a then current value of $237,656.25, and Mr. Crowley held 5,000 restricted shares having a then current value of $203,125.

(4)	None of the named individuals holds SAR's, and the Company does not intend to grant SAR's.

(5)	Included for each individual is $2,936 allocated in the E-Systems,
Inc. Employee Stock Ownership Plan, a qualified ERISA plan, and split dollar premiums paid as follows: Mr. Keiffer, $3,774; Mr. Lawson, $1,689;
Dr. Heil, $1,010; Mr. Marino, $738; Mr. Cullen, $705 and Mr. Crowley, $1,769. The split dollar life insurance maintained by the Company pays two times the annual salary life insurance benefit to active executives and a two times final salary to retired executives. The amount included is calculated in accordance with tax regulations from actuarial tables, which factors are multiplied by the current amount of the benefit due the executive based on current compensation or in the case of retired executives, final compensation. Includes for Mr.
Keiffer $39,886 accrued vacation pursuant to termination of employment.

(6)	Messrs. Cullen, Heil and Marino collectively assumed many of the responsibilities for operations that were previously the responsibility of President and Chief Operating Officer in January
1994 upon the promotion of Mr. Lawson to Chief Executive Officer.

(7)	Upon Mr. Lawson's promotion to Chairman of the Board in August
1994, he was provided a special long-term award in recognition of his promotion and added responsibilities.

                Option/SAR Grants in Last Fiscal Year

	The following table sets forth certain information on option grants in fiscal 1993 to the Named Executive Officers. The Company does not have any outstanding SAR's.

                            Individual Grants
                          --------------------
                       Number of   Percent of      Exer-
                      Securities   Total Options/  cise              Grant
                       Underlying  SAR's Granted  or Base  Expira-    Date
                   Options/SARS's  to Employees    Price    tion     Present
Name                Granted(#)(1)  In Fiscal Year ($/Sh)    Date    Value($)(2)
-----------------  -------------   -------------- -------  ---------  ----------

A. Lowell Lawson   40,000(3)       54.7%          39.63    08/23/2004 $562,400
E. Gene Keiffer         0             0%            0          0          0
Brian D. Cullen         0             0%            0          0          0
Terry W. Heil           0             0%            0          0          0
Peter A. Marino         0             0%            0          0          0
James W.Crowley         0             0%            0          0          0
------------------

(1)	The option listed was granted pursuant to the 1988 Stock Option
Plan. Option exercise prices are at the market price when granted; the options have a term of ten years and vest in one-third increments over a three year period beginning with the first anniversary date of the grant. The exercise price and federal tax withholding may be paid in cash or with shares of Common Stock.

(2)	Based on the Black-Scholes option pricing model expressed as a ratio (.3549 for options granted on August 24, 1994) times the exercise price of $39.63 which yields a per share value of $14.06 multiplied by the number of shares. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.
With respect to the 1994 option grant, the following assumptions were used in the Black-Scholes model: market price of stock, $39.63; exercise price of option, $39.63; stock volatility, 24.98%; risk-free rate of return, 7.5% and future dividend yield, 2.81%.

(3)	Upon Mr. Lawson's promotion to Chairman of the Board in August
1994, he was provided a special long-term award in recognition of his promotion and added responsibilities.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
              AND OPTION VALUES AT DECEMBER 31, 1994

	Shown below is information with respect to the exercise of stock options during fiscal year 1994 and certain information with respect to unexercised options to purchase the Company's Common Stock granted under the 1982 Employee Stock Option Plan and the 1988 Employee Stock Option Plan to the Named Executive Officers and held by them at December 31, 1994.

                                  Number of
                                  Securities        Value of
                                  Underlying       Unexercised
                                  Unexercised      In-the-Money
                                  Options at        Options at
                                  December 31,     December 31,
            Shares                     1994            1994
           Acquired    Value      -------------   -------------
           on Exer-    Real-       Exercisable/    Exercisable/
Name        cise(#)    ized($)    Unexercisable   Unexercisable
---------  --------   --------    -------------   -------------

A. Lowell
 Lawson          0          0      63,334/56,666   519,775/79,800

E. Gene
 Keiffer    16,667    187,379      30,000/26,666   134,245/0

Brian D.
Cullen           0          0      10,834/6,666     58,907/0

Terry W.
 Heil            0          0      55,334/6,666    499,250/0

Peter A.
 Marino          0          0      13,334/6,666     68,750/0

James W.
 Crowley         0           0     49,834/6,666    476,332/0
-----------------------

(1)	The value of the unexercised in-the-money options represents the difference between the exercise price and the market price on December 31, 1994.

        COMPENSATION AND BENEFITS COMMITTEE REPORT ON
                    EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed entirely of independent outside directors, has established a compensation philosophy that seeks to enhance the performance of the Company and thus shareholder value, by linking executive compensation with Company performance. The Committee has the responsibility of establishing appropriate compensation levels for Company officers which are consistent with our compensation philosophy resulting in total compensation that is both competitive and reflective of individual and overall Company performance.

     During the course of performing its duties, the Committee reviews the compensation data and analysis provided by both internal compensation specialists and independent professional compensation consulting firms. In addition, as needed the Committee is advised and furnished information by independent outside compensation consultants concerning the Company's overall approach to executive compensation.

    In designing the compensation program, the Committee has established the following:

    (1) Compensation levels should be such that the Company can effectively attract, reward and retain talented and well-qualified executives.

    (2) Executive compensation should relate meaningfully to value created for shareholders and achievement of the Company's short-term and long-term objectives.

    (3) A significant portion of executive compensation should be based on factors which emphasize a pay for performance approach.

    (4) Stock ownership should be encouraged to align the financial interests of the Company's executives with those of its shareholders.

     The Company's executive compensation is based on the following major components, which are intended to serve the overall compensation philosophy.

Base Salary

     The Committee annually reviews each officer's salary. In determining the appropriate salary amount, the Committee considers levels of responsibility, experience, time in position, individual performance, internal equity and external competitive pay practices, to ensure that base salaries are competitive with market practices and are appropriate considering the Company's relative size and performance, comparisons are made with salaries paid to executives with similar responsibilities at peer companies in our industry. A regression analysis is used to adjust for the relative size differences among the peer companies and to establish an appropriate salary range for each Company executive position. The mid-point of the salary range is based on the adjusted survey data and the results of the regression analysis which predicts a base salary level at the 50th percentile.

     The peer companies represented in the market salary survey analysis are electronics and defense industry companies that are included in various compensation surveys which are conducted and provided by independent outside executive compensation consultants. These primary survey sources include the MCS Project 777 Survey and the Summit Survey. The peer companies used in the market salary survey analysis were: Hughes Aircraft Co., Rockwell International Corp., Lockheed Corp., Raytheon Co., TRW Inc., Texas Instruments Incorporated, Honeywell Inc., Martin Marietta Corp., Textron, Inc., Litton Industries, Inc., Northrop Grumman Corp., Loral Corp., Harris Corp. and The Perkin-Elmer Corporation. Companies comprising Standard & Poor's Aerospace/Defense group used in the performance graph are: The Boeing Co., General Dynamics Corp., Lockheed Corp., Martin Marietta Corp., McDonnell Douglas Corp., Northrop Grumman Corp., Raytheon Co., Rockwell International Corp. and United Technologies Corp. The difference in peer group companies is due to the availability of required data used in the market salary survey analysis.


Incentive Compensation

     The annual incentive award is that portion of compensation which may be adjusted upward or downward based on performance. The Committee places a significant portion of the executive's total cash compensation in this category in order to focus management attention on annual performance results that in turn enhance shareholder value.

     At the beginning of each year, the Chief Executive Officer presents to the Board a proposed business plan which contains specific performance goals. The principal financial performance measures includes sales, profits, bookings and backlog. Generally, profits have a greater relative importance but in any given year the relative importance of performance measures may vary due to business factors. After review and consideration, the approved plan is accepted by the Board as an appropriate standard for measuring performance during the forthcoming year. In addition to the comparison of actual performance against the business plan, the Committee also considers other performance measures such as return on assets, return on equity, return on capital and profitability. The Company's performance is evaluated in each of these categories and compared with the performance of peer companies in our industry to establish a relative performance position. Other general management performance dimensions such as leadership, teamwork and other discretionary considerations are also considered.
The Committee does not use a specific formula with weightings of the various performance criteria, but instead considers all of the criteria collectively in reaching a decision as to how the Company performed.

     In determining the amount of incentive compensation to be paid executive officers, the Committee considers the performance measures previously described and other compensation survey data to ensure that incentive compensation awards are in keeping with the stated compensation philosophy and that, when added to base salaries, result in a reasonable and competitive total cash compensation package that appropriately reflects the Company's relative size and performance.

Long-Term Incentives

     Long-term incentives are provided to align the financial interests of the Company's executives, and other key individuals who contribute to the success of the Company, with those of the shareholders. To accomplish this, the Company primarily uses stock options as its long-term incentive vehicle.

     Stock options are granted at 100 percent of the prevailing market value on the day of grant and to encourage a longer term perspective, become exercisable in one-third increments over a three-year period following the date of grant. Therefore, the options are of value to the recipients only if shareholders also benefit form stock price appreciation. It should also be noted that the Committee has not repriced outstanding options, again reinforcing the philosophy that recipients do not benefit from stock price appreciation unless shareholders also benefit.

     In limited circumstances and for special long-term incentives, restricted stock awards are used. Generally, these restricted stock awards contain a ten-year vesting restriction which also encourages long-term employment with the Company.

     The number of stock options and/or restricted stock awards granted is based on the recipient's position and level of responsibility, the resulting opportunity to impact on the success of the Company and competitive practices as reported in an extensive survey of Long-term Incentive Compensation Practices conducted annually by a major consulting firm.

     Stock options are granted to key management and technical employees whose performance contributes significantly to the successful results of the Company. The last general stock option award was November 16, 1993 and at that time 3.4 percent of the total employee population received awards. The less frequently used restricted stock awards were granted at the same time to less than one percent of the total employee population. Each of the restricted award recipients has been identified by management and confirmed by the Committee as individuals for whom special long-term performance incentive and employment retention is desirable.


Executive Compensation

     In determining the CEO and other executive officer's compensation for 1994, the Committee took into account all of the performance measures and other factors previously described as well as their perception of the executive officer's past and expected future contributions. In January of 1994, Mr. Lawson was promoted to Chief Executive Officer and President. Upon Mr. Keiffer's retirement in August of 1994, the Board of Directors selected Mr. Lawson to succeed Mr. Keiffer as Chairman of the Board and Chief Executive Officer. At the time of Mr. Lawson's promotions and increased responsibility, the Compensation and Benefits Committee approved base salary increases and in addition, at the time of his promotion, to Chairman of the Board a special long-term award was approved that was designed to provide a total compensation package that is competitive with compensation provided for similar positions at other companies.

     The Committee placed special emphasis on Mr. Lawson's personal dedication to assuring the Company's on-going success during the leadership transition that occurred during 1994 in making adjustments to his base salary and the determination of his annual incentive award.

     While profits moderately decreased, due primarily to one time write-offs associated with new business activities, the Committee took into account the record high annual new business bookings and record high year end backlog that were achieved despite the continuing reduction in the U.S. Defense budget and program cancellations throughout the defense electronics and intelligence communities. The strong bookings performance has positioned the Company for future growth. Also, dividends were increased by nine percent thus benefiting all shareholders.

     Based on review of peer company compensation survey data, the total cash compensation of the Company's Chief Executive Officer is below the survey's predicted value and below the median compensation level paid to executive officers at peer companies.


Federal Income Tax Considerations

     In 1993, the Internal Revenue Code was amended to place a $1 million cap on the deductibility of compensation paid to executives of publicly held corporations. The Committee took this change into account, however upon review of the available regulations and interpretations, decided that it would not make the deductibility of the Company's compensation for federal income tax purposes a criterion to be used in establishing compensation to the named executives during the present cycle. The Committee took into consideration the belief that very little, if any, of the current compensation levels of these executives will be subject to the cap. The Committee continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

     This report of the Compensation and Benefits Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated by reference; and shall not otherwise be deemed filed under such Acts.


                                         							S. Lee Kling
                                           			Francine I. Neff
	                                            	James A. Bitonti

     The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of the Common Stock with Standard & Poor's 500 Stock Index and Standard & Poor's Aerospace/Defense Index for the years 1989 through 1994. The graph is constructed on the assumption that $100 was invested on December 1, 1989, in each of the Company's Common Stock, the S&P 500 Stock Index and the S&P Aerospace/Defense index.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     E-Systems, Inc., S&P 500 and S&P Aerospace/Defense Indices

                   Base
                   Year
                   1989     1990      1991     1992    1993     1994
---------------------------------------------------------------------

E-Systems, Inc.   $100    $114.20   $128.33   $143.32  $155.11  $153.23

S&P 500            100      96.90    126.42    138.05   149.76   151.74

S&P Aerospace/
      Defense      100     104.39    124.79    131.28   170.75   184.70


                         PENSION PLAN TABLE

Salaried Retirement Plan

     The following table indicates the estimated annual benefits payable upon retirement at age 65 for the Named Executive Officers in a specified compensation and years of service classifications under the E-Systems, Inc. Salaried Retirement Plan (the "Salaried Retirement Plan"), a defined benefit plan. These benefits are not subject to any Social Security offset.

     For purposes of calculating benefits pursuant to this plan, the 1994 compensation for the individuals listed in the Summary Compensation Table is $150,000 each, which is the maximum permitted by law and regulation.

                                     Years of Service
                    -----------------------------------------------------
Remuneration(a)     15           20         25           30        35
                 -------      -------     -------     -------    -------
$	400,000       	$30,000	     $42,000    	$54,000    	$66,000   	$78,000
$	500,000        	30,000      	42,000     	54,000     	66,000    	78,000
$	600,000        	30,000      	42,000     	54,000     	66,000    	78,000
$	700,000        	30,000      	42,000     	54,000     	66,000    	78,000
$	800,000        	30,000      	42,000     	54,000     	66,000	    78,000

	(a)	Covered Remuneration consists of base salary and incentive compensation paid in the calendar year and differs from the amounts set forth in the Summary Compensation Table, which reflects incentive compensation and certain other benefits on an accrual, rather than paid, basis.  For purposes of calculating benefits pursuant to this plan, the 1994 compensation for the individuals listed in the Summary Compensation
Table is $150,000 each, which is the maximum permitted by law and regulation.

     Year years of "benefit service" for the individuals listed in the Summary Compensation Table are as follows: Mr. Lawson: 30 years; Dr.
Heil: 6 years; Mr. Cullen: 9 years; Mr. Marino: 4 years and Mr. Crowley:
24 years.

    Since the foregoing table applies only to the Named Executive Officers, it does not identify the retirement benefits to other salaried personnel. In 1994, the Company contributed $38,516,000 to the Salaried Retirement Plan, which covers approximately 12,000 employees. Because of the $150,000 limited permitted by law and regulation, the Company implemented on December 1, 1993, a non-qualified Supplemental Retirement Plan to provide additional retirement benefits to those employees otherwise covered by the Salaried Retirement Plan.


Supplemental Executive Retirement Plan

     Effective June 1, 1982 the Board of Directors of the Company adopted the E-Systems, Inc. Supplemental Executive Retirement Plan (the "Supplemental Executive Plan") for the purposes of providing to selected executive employees of the Company retirement income as a supplement to compensation and employee benefits otherwise payable.
The participants are those persons selected by the Board of Directors with the approval of the Chairman of the Board and Chief Executive Officer and the Compensation and Benefits Committee of the Board of Directors. Only officers and other key employees, who are expected to contribute materially to the success of the Company's business by their ability, ingenuity and industry, are eligible to participate. Benefits payable under the Supplemental Executive Retirement Plan constitute general obligations of the Company. The Supplemental Executive Retirement Plan may be amended or discontinued by the Board of Directors at any time; however, such amendment or discontinuance shall not adversely affect the rights of, or reduce the benefits payable to, a participant (or beneficiary) under the Supplemental Executive Retirement Plan who has been selected for participation prior to the effective date of such amendment or discontinuance.

     Each of the persons named in the Summary Compensation Table and five other Corporate Officers are covered by the Supplemental Executive Retirement Plan, which provides for a retirement benefit equal to a specified percentage of the participant's "Average Monthly Compensation". Amounts payable under the Supplemental Executive Retirement Plan are reduced by payments under the Salaried Retirement Plan and the recipient's primary Social Security benefit. "Average Monthly Compensation" is defined as the sum of (i) the salary paid the employee during the three consecutive years out of the ten years preceding retirement or disability which yields the highest monthly amount when divided by 36 and (ii) the incentive compensation paid the employee during the three consecutive years out of the ten years preceding retirement or disability which yields the highest monthly amount when divided by 36. The amounts of compensation given on an annual basis in the Summary Compensation Table for each of the persons covered by the Supplemental Executive Retirement Plan somewhat overstate the covered compensation used in calculating the Average Monthly Compensation, primarily because of the difference between the accrual method required by the Summary Compensation Table and the cash basis used in the Supplemental Executive Retirement Plan calculations.

     The estimated annual supplemental benefit for the individuals named in the Summary Compensation Table based on their current compensation levels and assuming retirement at age 65, are as follows:
Mr. Lawson $518,201; Mr. Cullen $211,617; Dr. Heil $309,167; Mr. Marino
$298,224 and Mr. Crowley $218,007.

     The Company has placed an amount of funds approximately equivalent to the actuarial present value of benefits payable under the Supplemental Executive Retirement Plan and certain employment contracts for retirement, disability and survivor's benefits in two trusts with an independent trustee who will distribute the benefit as required under the Supplemental Plan and such employment contracts. The trusts are irrevocable and have received favorable rulings by the Internal Revenue Service. The funds in the trusts would be subject to the claims of the creditors of the Company in the event of the Company's insolvency or bankruptcy. The establishment and funding of the trusts will not increase the benefits due to any participant.

Employment Agreements

     Mr. Keiffer retired from the Company effective September 1, 1994. He was employed under an agreement effective October 25, 1989, whereby he has agreed to render his exclusive services to the Company for a period ending August 25, 1994, when he attains the mandatory retirement age of 65. His monthly retirement benefit, as defined in the Supplemental Plan, equals 65% of his Average Monthly Compensation. Mr. Keiffer and his wife are to receive medical, hospital and surgical insurance coverage in accordance with levels maintained by the Company for its executive officers for the remainder of their lives. On Mr. Keiffer's death, his widow is to receive 50% of the retirement amount for the remainder of her life.

     Mr. Keiffer's employment agreement also provides for the continuation of certain of his business and other perquisites after retirement.
These include dues, fees and assessments, and business, but not personal, expenses to maintain membership in two specified country clubs; preparation of federal and state income tax returns, and upon death, preparation of the estate tax returns; estate planning services; home security service, including monitoring and neighborhood patrol as applicable; not less than $250,000 accidental death and dismemberment insurance coverage; and business travel accident insurance in an amount of not less than $300,000 for Mr. Keiffer and $150,000 for his wife.

     The Company has agreed to furnish Mr. Keiffer as well as other corporate officers, including those persons named in the Summary Compensation Table, certain pre- and post-retirement life insurance benefits. An amount equal to two times their respective annual salaries is to be provided prior to retirement for all corporate officers and for all, except Mr. Keiffer, following their retirement. The Company is to provide life insurance benefit to Mr. Keiffer equal to two times his annual salary and incentive compensation for the most recent completed year prior to his retirement. The value of this insurance benefit has been included in the Summary Compensation Table.

     Mr. Lawson is employed under an agreement which extends January 16, 1998. Under the agreement, he has agreed to render his exclusive services to the Company. The agreement provides for full vesting of Mr. Lawson's benefits under the Supplemental Executive Retirement Plan, which he may receive upon retirement following his attaining age 60 on January 16, 1998. The terms and benefits of his employment agreement are otherwise essentially identical to those described for Mr. Keiffer, except that the minimum annual compensation is the base salary most recently approved by the Board of Directors.

     In December 1990 the Board approved an employment contract for Dr. Heil, which replaced a previous contract that expired October
12, 1988. The new agreement provides for a term through February 24, 2000 and an automatic renewal for an additional three years to February 24, 2003 if neither Dr. Heil nor the Company notify the other that no renewal is to occur. As of November 22, 1993, Dr. Heil's agreement was amended, effective December 1, 1993, vesting his benefits under the Supplemental Executive Retirement Plan, which he may receive on February 24, 1998 when he will be 60 years old. Whereupon he will receive a retirement benefit equal to 50 percent of Average Monthly Compensation as that term is defined in the Supplemental Executive Retirement Plan. If Dr. Heil retires on or after February 24, 2000, the benefit will increase to 55 percent of Average Monthly Compensation, and if the agreement is extended to February 24, 2003 and Dr. Heil retires on or after such date, the benefit will be increased to 65 percent of Average Monthly Compensation. Other terms of the employment contract are essentially identical to those described previously previously for Mr. Keiffer, except that the minimum annual compensation is the base salary most recently approved by the Board of Directors.

     Mr. Crowley has been employed under an agreement effective June 28, 1978, as amended, whereby he agreed to render his exclusive services to the Company for a period ending February 1990. The benefits under this contract are fully vested. Terms of the employment contract are essentially identical to that described for Mr. Keiffer, except that the minimum annual compensation is the base salary most recently approved by the Board of Directors. Mr. Crowley retired from the Company effective March 1, 1995.

     Mr. Marino is employed under an agreement dated October 14, 1991 and amended on December 1, 1993. The agreement provides for a term to October 13, 2001 and an automatic renewal for an additional two years to February 3, 2004 and three years to February 3, 2007, respectively, if neither Mr. Marino nor the Company notify the other that no renewal is to occur. If the contract is not extended beyond February 3, 2001, he may retire and receive a retirement benefit equal to 50 percent of Average Monthly Compensation as that term is defined in the Supplemental Executive Retirmement Plan. If Mr. Marino completes the second renewal period to age 62, the retirement benefit increases to 55 percent of Average Monthly Compensation, and if he completes the third renewal period to age 65, the retirement benefit will be 65 percent of Average Monthly Compensation. Effective December 1, 1993, Mr. Marino's rights to benefits payable under the Supplemental Executive Retirement Plan became nonforfeitable. Other terms of the employment contract are essentially identical to those described previously for Mr. Keiffer, except that the minimum annual compensation is the base salary most recently approved by the Board of Directors.

     Mr. Cullen is employed under an agreement dated October 14, 1991 and amended on November 22, 1993. The agreement provides for a term to November 8, 2000 and an automatic renewal for an additional to years to November 8, 2002, and three years to November 8, 2005, respectively, if neither Mr. Cullen nor the Company notify the other that no renewal is to occur. On November 8, 2000, Mr. Cullen will be 60 years of age. At that time he may retire and receive a retirement benefit equal to 50 percent of Average Monthly Compensation as that term is defined in the Supplemental Executive Retirement Plan. If Mr. Cullen completes the second renewal period to age 62, the retirement benefit increases to 55 percent of Average Monthly Compensation, and if he completes the third renewal period to age 65, the retirement benefit will be 65 percent of Average Monthly Compensation. Effective December 1, 1993, Mr. Cullen's rights to benefits payable under the Supplemental Executive Retirement Plan became nonforfeitable. Other terms of the employment contract are essentially identical to those described for Mr. Keiffer, except that the minimum annual compensation is the base salary most recently approved by the Board of Directors.

     In each of the aforementioned employment contracts, the Company has assumed the obligation to pay certain fees and expenses of counsel incurred if legal action is required by an executive to enforce his rights under the contract.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

	Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended December 31, 1994 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with; except that one report, covering one transaction involving 500 shares was filed late by General Charles A. Gabriel, a director of the Company.


Director's Compensation and Retirement

     Directors of the Company are paid a retainer fee of $2,000 per month and $1,200 for each board meeting attended. Directors are also paid $1,200 per committee meeting for meetings attended, except that the Chairman of the committee is paid $1,500. Directors who are officers of the Company and Mr. Tacke and Mr. Keiffer receive no additional compensation for their services as Directors or committee members.

     In August of 1987 the Board of Directors established a retirement policy. Directors with ten years or more of service on the Board at the time of retirement are eligible for post-retirement remuneration equal to 100% of the annual Board retainer in effect at the time of retirement payable monthly for a term equal to the length of service of such director on the Board. Upon the director's death, the surviving spouse is entitled to receive the amount of the remainder of such term or until the spouse's death, whichever occurs first.
In addition, during active service and the retirement period, a death benefit in the amount of $100,000 payable to the director's surviving spouse is provided. The mandatory retirement age for management directors who are corporate officers, including the Chairman of the Board and Chief Executive Officer, is 65. For outside directors, the mandatory retirement age is 70. All incumbent 1987 directors were excepted from mandatory retirement, although each may avail himself or herself of the provisions of the retirement policy as adopted. If a director has served five years or more on the Board but has not attained retirement age, a pro rata benefit is payable to the director or surviving spouse upon inability to continue service due to illness, disability or infirmity. No retirement benefit or death benefit is payable to a management director who is a participant in the Supplemental Executive Retirement Plan or is receiving supplemental pension benefits payable pursuant to an employment contract.

     See the following section captioned "Proposal to Approve the 1995 Directors' Stock Option Plan" for a description of certain benefits to be provided in the form of options and restricted stock awards as part of directors' compensation.

PROPOSAL TO APPROVED THE
1995 DIRECTORS' STOCK OPTION PLAN

     On October 26, 1994, the Board of Directors of the Company adopted, subject to approval by the stockholders, the 1995 Directors' Stock Option Plan (the "1995 Plan") for eligible directors ("Participating Directors") of the Company. If approved, the 1995 Plan will be effective January 1, 1995 and 50,000 shares of the authorized but unissued shares of Common Stock of the Company will be reserved for the automatic grants of stock options and restricted awards to Participating Directors of the Company. No stock options or restricted stock awards have been granted under the 1995 Plan. A copy of the 1995 Plan is attached as Exhibit I.

Purpose of the Plan

     Management of the Company believes that granting of options and restricted awards to Participating Directors will promote the growth and prosperity of the Company by attracting and retaining the best available people to serve as independent directors and encourage stock ownership by such individuals and thus increase their personal interest in the Company's success.

Eligibility

     Every Director elected to the Board of Directors of the Company will be eligible for options and awards under the 1995 Plan except a "Management Director". A Management Director is any Director who is an employee or officer of the Company, or a retired officer or employee of the Company who is receiving benefits under the Company's Supplemental Executive Retirement Plan or is receiving supplemental pension benefits payable pursuant to an employment contract with the Company. Participating Directors would currently include nominees for election as a director at the 1995 Annual Meeting of Shareholders, S. Lee Kling and James A. Bitonti, and incumbent directors, E. F. Buehring, Charles A. Gabriel, C. Roland Haden, Martin R. Hoffmann and Francine I. Neff.

Stock Option Grants

     If the 1995 Plan is approved by the stockholders at the 1995 Annual Meeting of Stockholders, each Participating Director will be granted an option to purchase 500 shares of Common Stock. Thereafter, immediately following each Annual Meeting of Stockholders beginning with the 1996 Annual Meeting, upon each Participating Director's election or re-election to the Board of Directors, he or she will receive an option to purchase 500 shares of Common Stock. Each option granted under the 1995 Plan will vest over a three year period, with one third of the number of shares subject to the option becoming exercisable on each of the first, second and third anniversaries of the date of grant, and all options will expire ten years after the date of grant. The exercise price of each option granted under the 1995 Plan will be 100% of the fair market value of the Common Stock (the average of the high and low sales prices of the Common Stock of the New York Stock Exchange) on the date the option is granted. The options are not transferable except by will and by the laws of descent and distribution. In the event that an Option holder shall cease to be a Director of the Company for any reason other than death, provision is made in the 1995 Plan for exercise of those options exercisable at the date of cessation within six months after the termination date as a Director, but no later than the expiration of the term of each Option. Share subject to an option which is terminated or which expires will again be available for grants under the 1995
Plan. In addition, options may be granted under the 1995 Plan to persons holding existing options under the 1995 Plan or any other plans of the Company.


Restricted Stock Awards

     The 1995 Plan provides that, in addition to stock options, immediately following each Annual Meeting of Stockholders beginning with the 1995
Annual Meeting, each incumbent Participating Director will be granted an award of 100 shares of Common Stock. The shares of Common Stock will be registered in their names and placed in escrow as restricted stock awards. Voluntary disposition of such shares by the Participating Director will be restricted prior to the earliest to occur of the following events:
(a) the Participating Director's retirement from the Board pursuant to the Board's retirement policies, or resignation from the Board under its disability policy; (b) the Participating Director's death; (c) six months after the completion of a term as a Director for which the Participating Director was either not renominated for a successive term, or for which he or she was nominated but not elected to a successive term; or (d) ten years following the date of the award.

	The Board may permit a Participating Director to pay the exercise price for an option or an award and any required withholding tax by delivering shares of the Company's Common Stock valued at current market prices in exchange for additional shares upon exercise of the Participating Director's option or award.


Federal Income Tax Consequences

     For federal income tax purposes, the grant of an option under the 1995 Plan will not result in taxable income to the Participating Director and no taxable income will be recognized by a Participating Director who receives a restricted stock award pursuant to the 1995 Plan until the time at which the restrictions terminate. The exercise of options granted under the 1995 Plan, and the delivery from escrow of shares awarded pursuant to such plan, are conditioned upon the Participating Director's paying the amount of any withholding tax imposed at the time under any provision of the Internal Revenue Code or any law of any other taxing jurisdiction requiring payment of such taxes. The spread between the market value of the shares on the date of option exercise, or on the date award shares are delivered from escrow, and the price paid for the shares or the option price is taxable to the Participating Director as ordinary income under current federal tax laws. In the case of restricted awards, the Participating Director may either pay the withholding tax or instruct the escrow holder to sell for the Participating Director's account, at the best reasonably obtainable price, so many of the shares as may be necessary to obtain the amount to pay such tax and to deliver the balance of the shares to the Participating Director.

     The 1995 Plan is specifically designed for the granting of stock options which do not qualify as "incentive stock options" under the applicable federal tax statutes.


Adjustments

     Adjustments may be made in the number of shares authorized, as well as the number and price of shares subject to outstanding options and awards by the Board of Directors in the event of a stock dividend, stock split or share combination or any other reclassification or reorganization of the Company.


Amendment, Termination and Administration of the Plan

     The Board of Directors may amend, alter or discontinue the 1995 Plan, but may not, without the approval of, or ratification by, the stockholders, increase the number of shares authorized to be issued under the 1995 Plan, materially increase the benefits accruing to participants in the 1995 Plan, or change the class of Directors who are eligible to participate in the 1995 Plan. Without further action of the Board of Directors, the 1995 Plan will terminate on December 31, 2004, and no options or awards will be granted after that date under the 1995 Plan.

     The closing price of the Company's Common Stock on the New York Stock Exchange on March 3, 1995, was $43.75 per share.


Shareholder Approval

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the 1995 Annual Meeting of Stockholders is required for approval of the 1995 Plan. If such approval is obtained, subject to compliance with the limitations set forth in the regulations promulgated under under Section 16 of the Securities and Exchange Act of 1934 (the "Act"), as amended, transactions with respect to options granted under the Plan will be exempt from Section 16(b) of such Act.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1995 DIRECTORS' STOCK OPTION PLAN.

           RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

	The Board of Directors has selected Ernst & Young LLP, certified public accountants, who have been the independent public accountants for the Company since 1965, to continue in that capacity for the year 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be afforded an opportunity to make remarks if they desire to do so and will respond to appropriate questions.


            DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     The date by which shareholder proposals must be received by the Company for possible inclusion in the proxy materials relating to the 1996 Annual Meeting of Stockholders is November 22, 1995.

                           MISCELLANEOUS

     The management knows of no matter other than those described herein that will be presented for consideration at the meeting. If, however, other matters come before the meeting, the proxy holders intend to vote the proxy in accordance with their best judgment in the interest of the Company.

     The cost of solicitation of proxies, including the cost of reimbursing brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company. Proxies may be solicited without extra compensation by officers and employees of the Company by telephone, telegraph or personally. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company has also retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from the holders of its Common Stock and will pay D. F. King & Co., Inc. a sum of approximately $16,500 as a fee for its services and will reimburse it for its out-of-pocket expenses.

     The Annual Report to Stockholders covering the year 1994, which includes financial statements, is being mailed to stockholders with this Proxy Statement but does not constitute a part of the proxy solicitation materials.

     Please date, sign and return the proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

                               By Order of the Board of Directors,

                                       MICHAEL C. EBERHARDT
                                         Secretary

Dallas, Texas
March 24, 1995

                       E-SYSTEMS, INC.
                      6250 LBJ Freeway
                      Dallas, Texas  75240

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints A. Lowell Lawson and Michael C. Eberhardt, or either of them, with power of substitution, as Proxies to vote all stock of E-Systems, Inc., owned by the undersigned at the Annual Meeting of Shareholders to be held at 6250 LBJ Freeway, Dallas,
Texas, on Wednesday, April 26, 1995, at 10:00 Dallas time, upon the matters as specified herein:

Election of Directors Nominees:            (change of address)

James A. Bitonti, S. Lee Kling and      -------------------------
David R. Tacke                          -------------------------
                                        -------------------------
                                        -------------------------
                                       (If your address has changed,
                                        please provide new address
                                        and mark the box on the
                                        reverse side of this card.)

You may specify your choices by marking the boxes on the reverse side, but you do not need to mark any boxes if you want to vote as recommended by the Company's Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.

/x/ Please mark your
    votes as in this
    example.

1.  Election of Directors
    (See Reverse)

                   For         Withheld
                  /  /          /  /

------------------------------------
For, except as marked to the contrary above.

2.  Approval of the 1995 Directors' Stock Option Plan

                  For          Against          Abstain
                 /  /           /  /             /  /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                          /  /  Change of
                                                Address Provided


SIGNATURE(S) --------------------------------- DATE ----------
Please sign EXACTLY as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.